Exhibit 2.1

FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

28 June 2010

Recommended Cash Offer

for

Scott Wilson Group plc

by

Universe Bidco Limited

a wholly owned subsidiary of URS Corporation

(to be implemented by way of a Scheme of Arrangement under Part 26 of the Companies Act 2006)

Summary

The boards of directors of Scott Wilson and URS are pleased to announce that they have reached agreement on the terms of a recommended cash offer, to be made by Universe Bidco Limited, for the entire issued and to be issued share capital of Scott Wilson.  It is intended that the Offer will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the 2006 Act.

Under the terms of the Offer, Scheme Shareholders will receive 210 pence in cash for each Scott Wilson Share, valuing the entire issued and to be issued share capital of Scott Wilson at approximately £161 million. A Loan Note Alternative will be made available.

The Offer price of 210 pence per Scott Wilson Share represents a premium of:

•
approximately 141 per cent. to the Closing Price of 87.0 pence per Scott Wilson Share on 4 June 2010, being the last Business Day before Scott Wilson entered into an offer period as defined by the City Code;

•	approximately 130 per cent. to the average Closing Price of 91.3 pence per Scott Wilson Share over the three month period ended 4 June 2010;

•	approximately 123 per cent. to the average Closing Price of 94.1 pence per Scott Wilson Share over the twelve month period ended 4 June 2010; and

•	approximately 76 per cent. to the Closing Price of 119.5 pence per Scott Wilson Share on 25 June 2010 being the last Business Day prior to this Announcement.

The directors of Scott Wilson, who have been so advised by Greenhill and Brewin Dolphin, consider the terms of the Offer to be fair and reasonable.  In providing their advice to the directors of Scott Wilson, Greenhill and Brewin Dolphin have each taken into account the commercial assessments of the directors of Scott Wilson.

Accordingly, the directors of Scott Wilson intend unanimously to recommend that Scott Wilson Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting, as those directors that hold Scott Wilson Shares have irrevocably undertaken to do in respect of their entire beneficial holdings of  Scott Wilson Shares (representing approximately 2.04 per cent. of the existing issued share capital of Scott Wilson).

Commenting on the Offer, Geoff French, Chairman of Scott Wilson, said:

"The board is recommending the Offer because it believes that it represents a compelling proposition for Scott Wilson's shareholders, customers and employees.

"The board of Scott Wilson considers that the Offer, at a price of 210 pence per Scott Wilson Share in cash, provides a compelling opportunity for Scott Wilson Shareholders to realise a significant premium in cash, and reflects the underlying value of Scott Wilson.

"As part of an enlarged and global group, our employees will be able to participate in larger and more complex projects as well as benefit from further investment in new areas of expertise and international markets where Scott Wilson has already established strong foundations.  Our customers will benefit from having access to an enlarged global footprint and an ability to service their needs across a wider range of services and sectors.

"In an increasingly global marketplace, the board believes that a combination with URS will significantly enhance Scott Wilson's future prospects and we are excited about our future together."

Commenting on the Offer, Martin Koffel, Chairman and Chief Executive Officer of URS, said:

"The proposed acquisition of Scott Wilson is a compelling transaction for URS and an important step forward in our strategy to expand our capabilities in the UK infrastructure market and in other key regions around the world.  Upon completion of this transaction, we expect URS would be among the top ten UK engineering firms by revenue, with the added scale and expertise to perform infrastructure assignments that are among the largest and most complex in the country.  Outside of the UK, Scott Wilson's offices in Warsaw, Hong Kong, New Delhi and Dubai provide a strong complement to URS's locations in Frankfurt, Paris, Madrid, Milan, Shanghai, Sydney and Toronto, further expanding our geographic footprint and ability to support public and private sector clients worldwide.

"Scott Wilson's market sectors are also well aligned with URS's existing focus.  In addition to its strong infrastructure practice, Scott Wilson is well positioned in the environment and natural resources sectors, including the nuclear power market, which is a key area of strength for URS."

The Scheme Document, containing further information about the Offer and notices of the Court Meeting and General Meeting, together with the forms of proxy, will be posted to Scott Wilson Shareholders and (for information purposes only) participants in the Scott Wilson Employee Share Schemes as soon as practicable (and, in any event, not later than 26 July 2010, unless otherwise agreed with the Panel). The Offer is conditional on, amongst other things, the sanction of the Scheme by the Court and the approval by a majority in number of Scheme Shareholders voting at the Court Meeting, representing not less than 75 per cent. in value of the Scheme Shares voted.

Subject to the satisfaction of the Conditions, it is expected that the Scheme will become effective on or around 10 September 2010.

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including the Appendices). The Offer will be subject to the Conditions and further terms set out in Appendix I to this Announcement and to the full terms and Conditions to be set out in the Scheme Document. Appendix II to this Announcement contains the bases and sources of certain information contained in this Announcement. Appendix III to this Announcement provides details of the irrevocable undertakings received by URS. Appendix IV to this Announcement contains definitions of certain terms used in this Announcement.

In accordance with Rule 19.11 of the City Code, a copy of this Announcement will be published on the following websites:  www.urscorp.com and www.scottwilson.com.

Enquiries:

URS

Tom Hicks                                                                                     +44 (0) 20 7638 9571

DC Advisory Partners (lead financial adviser to URS)

Andrew Cunningham                                                                  +44 (0) 20 7856 0903
Sam Barnett                                                                                   +44 (0) 20 7856 0921

Citi (financial adviser to URS)

Wes Walraven                                                                              +1 (213) 833 2347
Dimitrios Georgiou                                                                       +44 (0) 20 7986 7535

Citigate Dewe Rogerson (public relations adviser to URS)

Toby Mountford                                                                          +44 (0) 20 7638 9571
Patrick Donovan                                                                           +44 (0) 20 7638 9571
Grant Ringshaw                                                                            +44 (0) 20 7638 9571

Scott Wilson

Geoff French                                                                                 +44 (0) 1256 310 200
Hugh Blackwood                                                                         +44 (0) 1256 310 200

Greenhill (financial adviser to Scott Wilson)

David Wyles                                                                                 +44 (0) 20 7198 7400
Ben Loomes                                                                                  +44 (0) 20 7198 7400

Brewin Dolphin (financial adviser and corporate broker to Scott Wilson)

Sandy Fraser                                                                                 +44 (0) 20 7248 4400
Richard Jones                                                                               +44 (0) 20 7248 4400

Financial Dynamics (public relations adviser to Scott Wilson)

Charles Armitstead                                                                      +44 (0) 20 7831 3113

Further information

This Announcement is not intended to, and does not, constitute or form part of an offer, or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law.  Any vote in respect of the Scheme or other response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made.  Scott Wilson will prepare the Scheme Document to be distributed to Scott Wilson Shareholders.  Scott Wilson and URS urge Scott Wilson Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer.  Scott Wilson Shareholders may obtain a free copy of the Scheme Document, when it becomes available, from either Scott Wilson's registered office or Greenhill or Brewin Dolphin.

Whether or not certain Scott Wilson Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective those Scott Wilson Shares will be cancelled pursuant to the Scheme in return for the payment of 210 pence in cash per Scott Wilson Share.

DC Advisory Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for URS and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of DC Advisory Partners or for providing advice in connection with the Offer or any matter referred to herein.

Citi, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as a financial adviser to URS and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of Citi nor for providing advice in connection with the Offer nor any matter referred to herein.

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority,  is acting exclusively for Scott Wilson and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Greenhill or for providing advice in connection with the Offer or any matter referred to herein.

Brewin Dolphin, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Scott Wilson and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Brewin Dolphin or for providing advice in connection with the Offer or any matter referred to herein.

Overseas jurisdictions

The availability of the Offer to Scott Wilson Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.  Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this Announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements.  Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction.  To the fullest extent permitted by applicable law, the companies involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.  This Announcement has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Warning

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about any of the contents of this Announcement, you should obtain independent professional advice.

The Offer will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.  Accordingly, copies of this Announcement and formal documentation relating to Offer  will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Notice to US investors

US holders should note that the Offer relates to the shares of a UK company, is subject to UK disclosure requirements (which are different from those of the United States) and is proposed to be made by means of a scheme of arrangement provided for under English law.  A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Exchange Act.  Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements of the United States tender offer rules.  Financial information included in this Announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  If URS exercises its right to implement the Offer by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable United States laws and regulations.

The receipt of cash pursuant to the Offer by a US holder as consideration for the cancellation of his Scott Wilson Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws.  Each Scott Wilson Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Offer applicable to him.

These written materials are not an offer of securities for sale in the United States.  Securities may not be offered or sold in the United States absent registration under the Securities Act or an exemption therefrom.  Universe Bidco has not registered and does not intend to register any of the Loan Notes under the Securities Act.  The Loan Notes will not be offered or sold to the public in the United States and Restricted Overseas Persons will not be able to elect for the Loan Note Alternative.

It may be difficult for US holders to enforce their rights and claims arising out of United States federal securities laws, since Universe Bidco is located outside the United States, and some or all of its officers and directors may be residents of countries other than the United States.  US holders may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws.  Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court's judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Universe Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Scott Wilson Shares outside of the United States, other than pursuant to the Offer, until the date on which the Offer and/or Scheme becomes effective, lapses or is otherwise withdrawn.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Forward-Looking Statements

This Announcement, oral statements made regarding the Offer, and other information published by URS and Scott Wilson contain statements that are or may be deemed to be "forward-looking statements", including for the purposes of the US Private Securities Litigation Reform Act of 1995.  These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of URS and Scott Wilson about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements.  The forward-looking statements contained herein include statements about the expected effects of the Offer on Scott Wilson, URS, the expected timing and scope of the Offer, synergies, other strategic options and all other statements in this Announcement other than historical facts.  Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as "targets", "plans", "aims", "intends", "expects", "anticipates", "believes", "estimates", "will", "may", "budget", "forecasts" and "should" and words of similar import.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of URS or Scott Wilson.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the satisfaction of the Conditions to the Offer, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers' strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes.  Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.  Investors should not place undue reliance on any forward-looking statements and neither URS nor Scott Wilson, nor any of their respective advisers, associates, directors or officers undertakes any obligation to update publicly, express by disclaimer or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required, or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this Announcement will actually occur.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

28 June 2010

Recommended Cash Offer

for

Scott Wilson Group plc

by

Universe Bidco Limited

a wholly owned subsidiary of URS Corporation

(to be implemented by way of a Scheme of Arrangement under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of directors of Scott Wilson and URS are pleased to announce that they have reached agreement on the terms of a recommended cash offer, to be made by Universe Bidco Limited, for the entire issued and to be issued share capital of Scott Wilson.  It is intended that the Offer will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the 2006 Act.

2.	The Offer

Under the terms of the Offer, which will be subject to the Conditions and further terms set out in Appendix I to this Announcement and to the full terms and Conditions to be set out in the Scheme Document, Scheme Shareholders at the Scheme Record Time will be entitled to:

for each Scott Wilson Share                                                               210 pence in cash

The Offer values the entire issued and to be issued share capital of Scott Wilson at approximately £161 million.

The Offer price of 210 pence per Scott Wilson Share represents a premium of:

•
approximately 141 per cent. to the Closing Price of 87.0 pence per Scott Wilson Share on 4 June 2010, being the last Business Day before Scott Wilson entered into an offer period as defined by the City Code;

•	approximately 130 per cent. to the average Closing Price of 91.3 pence per Scott Wilson Share over the three month period ended 4 June 2010;

•	approximately 123 per cent. to the average Closing Price of 94.1 pence per Scott Wilson Share over the twelve month period ended 4 June 2010; and

•	approximately 76 per cent. to the Closing Price of 119.5 pence per Scott Wilson Share on 25 June 2010 being the last Business Day prior to this Announcement.

A Loan Note Alternative will be made available, further details of which are set out below.

3.	Loan Note Alternative

As an alternative to all or some of the cash consideration of 210 pence per Scott Wilson Share and subject to certain terms and conditions as will be set out in the Scheme Document, Scheme Shareholders (other than Restricted Overseas Persons) who validly accept the Offer will be able to elect to receive Loan Notes issued by Universe Bidco on the following basis:

for each £1 of cash consideration, £1 nominal value of Loan Notes

The Loan Notes will bear interest, payable semi-annually in arrears, at 0.85 per cent. below six months sterling LIBOR.  The Loan Notes will be redeemable at par (together with accrued interest) at the option of the holders, in whole or in part, on interest payment dates falling at least six months after the date of issue.  Any Loan Notes outstanding on the first interest payment date falling five years after the date of issue will be redeemed at par (together with any accrued interest) on that date.  Universe Bidco reserves the right not to issue any Loan Notes if valid elections are received for less than £5 million nominal amount, in aggregate. The maximum nominal amount of the Loan Notes shall be £15 million, in aggregate. In the event that Loan Note elections are received in excess of such nominal amount, Universe Bidco shall scale back allocations of the Loan Notes pro rata (rounding down any fractions to the nearest whole number) and any election will only be valid in respect of the scaled back number of Scheme Shares.  The obligations of Universe Bidco under the Loan Notes will be backed by either a guarantee from URS Corporation or cash collateralisation by way of a cash escrow account.  Further details of the Loan Note Alternative will be set out in the Scheme Document.

4.	Background to, and reasons for, the Offer

URS's strategic goals are to (i) diversify its business in stable, long-term markets; (ii) enhance its resources and capabilities; and (iii) extend its geographic reach.  The Offer for Scott Wilson enables URS to improve its performance against these strategic goals.

A combination with Scott Wilson's significant operations in the United Kingdom will enable URS to increase scale in a key overseas territory. It is anticipated that the Enlarged Group will be a top ten engineering company in the United Kingdom by revenue, will be capable of delivering major project initiatives and will have market leading positions in the rail, road, airport and ports infrastructure markets.

Outside the United Kingdom and North America, the geographical footprints of Scott Wilson and URS are complementary and the Enlarged Group will have a global presence.  Scott Wilson's established engineering business centres in Warsaw, Hong Kong, New Delhi and Dubai complement URS's operations in Frankfurt, Paris, Madrid, Milan, Shanghai, Sydney and Toronto. Together, these locations will provide an enhanced platform for the broader services offered by the Enlarged Group. Importantly, the Offer for Scott Wilson will enable URS to increase its scale of operations in China and India, countries which both have significant growth potential.

The Enlarged Group will have increased scale, capabilities and geographical reach enabling it to compete for larger, more complex projects and widen the service offering to its combined global client base. URS believes that the acquisition of Scott Wilson will increase the Enlarged Group's non-US revenues to approximately 14 per cent. of total revenues from URS's current level of approximately 8 per cent. The consolidation of Scott Wilson will also provide opportunities for employees of the Enlarged Group to develop their skills and capabilities through the exchange of knowledge and technology within the Enlarged Group.

5.	Background to, and reasons for, recommending the Offer

On 7 June 2010, following a movement in Scott Wilson's Share price, the Scott Wilson board announced that it had received approaches with regard to a possible acquisition of the company. Following these approaches, Scott Wilson provided due diligence information to a number of parties, including URS. These approaches followed the decision of the Scott Wilson board earlier in the year to develop a number of strategic relationships around the world in response to a perceived shift in the competitive landscape towards larger and more global players.

The board of Scott Wilson considers that the Offer, at a price of 210 pence per Scott Wilson Share in cash, provides a compelling opportunity for Scott Wilson Shareholders to realise a significant premium in cash, and reflects the underlying value of Scott Wilson.

Furthermore, the discussions between Scott Wilson and URS have confirmed to the directors of Scott Wilson that the commercial compatibility between the two groups is compelling and that the prospects for Scott Wilson's business, as part of the URS group, would be significantly enhanced.

In summary, the directors of Scott Wilson believe that the Offer represents an attractive proposition for all stakeholders in Scott Wilson:

•
for Scott Wilson Shareholders, the Offer provides a compelling opportunity to realise a significant premium in cash, and in the opinion of the directors of Scott Wilson, the Offer reflects the underlying value of Scott Wilson;

•
for Scott Wilson's management and employees, the Offer would present significant opportunities to become part of a substantial global leader in integrated engineering, construction and technical services; and

•
for Scott Wilson's customers, a combination of Scott Wilson and URS would lead to enhanced service and project capabilities, a wider geographical footprint, and the opportunity to share best practice between the businesses.

6.	Recommendation

The directors of Scott Wilson, who have been so advised by Greenhill and Brewin Dolphin, consider the terms of the Offer to be fair and reasonable.  In providing their advice to the directors of Scott Wilson, Greenhill and Brewin Dolphin have each taken into account the commercial assessments of the directors of Scott Wilson.

Accordingly, the directors of Scott Wilson intend unanimously to recommend that Scott Wilson Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting, as those directors that hold Scott Wilson Shares have irrevocably undertaken to do in respect of their entire beneficial holdings of Scott Wilson Shares and those of their family members (representing approximately 2.04 per cent. of the existing issued share capital of Scott Wilson).

7.	Information on Scott Wilson

Scott Wilson is a global integrated design and engineering firm for the built and natural environments.  With its headquarters in the United Kingdom, the Scott Wilson Group has a worldwide network of 80 offices and over 5,500 employees.  Scott Wilson offers strategic consultancy and multi-disciplinary professional services in the railways, buildings & infrastructure, environment & natural resources and roads sectors.

Scott Wilson's principal operating regions are the United Kingdom, Asia-Pacific, Europe, India and the Middle East, with regional centres in London, Hong Kong, Warsaw, New Delhi and Dubai.

8.	Financial information relating to Scott Wilson

Scott Wilson today is announcing its audited preliminary statement of results for the 52 weeks ended 2 May 2010, reporting revenue (including share of joint ventures) of £340.4 million (2009: £360.0 million) and profits before tax of £18.0 million (2009: £9.4 million).

9.	Information on URS

URS is a leading international provider of integrated engineering, construction and technical services with the capabilities to support every stage of the project life cycle. These services include planning, design and engineering, systems engineering and technical assistance, construction and construction management, operations and maintenance, and decommissioning and closure services.

URS has a network of offices across the United States and in more than 30 countries, and provides services to a broad range of clients around the world, including United States federal government agencies, national governments of other countries, state and local government agencies in the United States and internationally, and private sector clients worldwide representing a wide variety of industries.  URS is focused on four key market sectors: federal, infrastructure, power, and industrial and commercial.

URS (on a consolidated basis) had revenues and net income for the year ended 1 January 2010 of $9,249.1 million and $269.1 million, respectively (and $10,086.3 million and $219.8 million respectively, for the year ended 2 January 2009). As at 1 January 2010, URS had total URS shareholders' equity of $3.9 billion. URS is listed on the New York Stock Exchange, with a market capitalisation as at 25 June 2010 of $3.4 billion.

Universe Bidco Limited is a company newly incorporated in England and Wales under the 2006 Act and is a wholly owned subsidiary of URS. Universe Bidco has not traded prior to the date of this Announcement (except for entering into transactions relating to the Offer).

10.	Management and employees

URS recognises the strengths of the Scott Wilson management team and believes that the retention of key management and employees following any transaction is important to helping ensure the ongoing success of the Enlarged Group.  It is therefore intended that Hugh Blackwood will join the URS Management Committee and oversee from London the combined international operations in the United Kingdom and Ireland, Continental Europe, the Middle East, India and China.  It is also intended that other members of Scott Wilson's executive management team will have important roles to play within the Enlarged Group.  These roles will be finalised following completion of the transaction and during the integration planning.

URS believes that the Offer will create significant opportunities for Scott Wilson employees within the Enlarged Group, including access to numerous professional development programmes and a wide range of technically challenging and exciting projects. If the Offer is completed, URS envisages that its operations for the UK, Ireland, Continental Europe, the Middle East, India and China would be combined with those of Scott Wilson, with the operational headquarters located in London.

URS has given assurances to the Scott Wilson directors that following the Scheme becoming effective, the accrued employment rights, including pension rights, of all management and employees of Scott Wilson will be fully safeguarded.

11.	Scott Wilson Employee Share Schemes

The Offer will affect share options and incentive awards granted under the Scott Wilson Employee Share Schemes issued by Scott Wilson.  Participants in the Scott Wilson Employee Share Schemes will be contacted regarding the effect of the Offer on their rights under these schemes and appropriate proposals will be made to such participants in due course.

12.	Irrevocable undertakings

URS has received irrevocable undertakings from all of the directors of Scott Wilson who hold Scott Wilson Shares in respect of their entire beneficial holdings of Scott Wilson Shares and those of their family members (amounting to, in aggregate, 1,499,281 Scott Wilson Shares, representing approximately 2.04 per cent. of the existing issued share capital of Scott Wilson):

•	to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and

•	if the Offer is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by URS.

The irrevocable undertakings shall each lapse, amongst other things, if:

•
URS announces that it does not intend to proceed with the Scheme or make the Takeover Offer (as applicable) and no new, revised or replacement Scheme or Takeover Offer is announced in accordance with Rule 2.5 of the City Code at the same time; or

•
the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.5 of the City Code, in its place or is announced, in accordance with Rule 2.5 of the City Code, at the same time.

13.	Financing the Offer

URS will finance the Offer from its existing cash resources.

As required by the City Code, DC Advisory Partners, as financial adviser to URS, confirms that it is satisfied that sufficient financial resources are available to URS to enable it to satisfy in full the cash consideration payable under the Offer.

14.	Structure of the Offer

It is intended that the Offer will be implemented by Universe Bidco, a wholly-owned subsidiary of URS and effected by way of a court-sanctioned scheme of arrangement between Scott Wilson and the Scheme Shareholders under Part 26 of the 2006 Act.  The procedure involves, amongst other things, an application by Scott Wilson to the Court to sanction the Scheme and to confirm the cancellation of all the Scheme Shares, in consideration for which the Scheme Shareholders will receive cash on the basis set out in paragraph 2 above.  The cancellation of the Scheme Shares and the subsequent issue of new Scott Wilson Shares to Universe Bidco provided for in the Scheme will result in Scott Wilson becoming a wholly-owned subsidiary of URS.

The implementation of the Scheme will be subject to the Conditions and certain further terms referred to in Appendix I to this Announcement, and the full terms and Conditions to be set out in the Scheme Document.  To become effective, the Scheme will require, amongst other things, the following events to occur on or before 29 October 2010 or such later date as URS and Scott Wilson agree:

•
the Scheme being approved by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof) representing three-quarters or more in value of the Scheme Shares voted;

•
the Special Resolution in connection with and required to implement the Scheme (including appropriate amendments to the articles of association of Scott Wilson) being duly passed by Scott Wilson Shareholders representing not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof); and

•
the Court sanctioning the Scheme (with or without modification, on terms agreed by URS and Scott Wilson) and confirming the associated Capital Reduction and office copies of the Court Orders and the Statement of Capital being delivered to the Registrar of Companies.

Upon the Scheme becoming effective:

•
it will be binding on all Scott Wilson Shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and

•	share certificates in respect of the Scott Wilson Shares will cease to be valid and entitlements to Scott Wilson Shares held within the CREST system will be cancelled.

If the Scheme does not become effective on or before 29 October 2010, it will lapse and the Offer will not proceed (unless the Panel otherwise consents).

The Scheme Document containing details of the Scheme and notices of the Court Meeting and the General Meeting, together with the forms of proxy, will be posted to Scott Wilson Shareholders, and, for information only, to participants in the Scott Wilson Employee Share Schemes, within 28 days of this Announcement, unless otherwise agreed with the Panel.  It is expected that the Court Meeting and the General Meeting to approve the Offer will be held on or about 30 July 2010.  Subject to approval of the Scott Wilson Shareholders and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective on or around 10 September 2010.

URS may elect, with the Panel's consent if required, to implement the Offer by way of a Takeover Offer.  In this event, that Takeover Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments.

The directors of Scott Wilson have confirmed that, in the event that the Offer is implemented by way of a Takeover Offer, they will recommend, subject to their fiduciary and statutory duties, on a unanimous and unqualified basis, that Scott Wilson Shareholders accept the Offer.  They have also irrevocably undertaken to accept any Takeover Offer made by URS in respect of their entire beneficial holdings of Scott Wilson Shares and those of their family members (representing approximately 2.04 per cent. of Scott Wilson's existing issued share capital).

15.	Expected timetable

The Scheme Document, containing further information about the Offer and notices of the Court Meeting and the General Meeting together with the forms of proxy, will be posted to Scott Wilson Shareholders and (for information purposes only) to participants in the Scott Wilson Employee Share Schemes as soon as practicable (and, in any event, within 28 days of this Announcement) unless otherwise agreed with the Panel.  The Offer is conditional on, amongst other things, the sanction of the Scheme by the Court and approval by a majority in number of Scheme Shareholders present and voting in person or by proxy at the Court Meeting, representing not less than three-quarters or more  in value of the Scheme Shares voted.

Subject to the satisfaction of the Conditions, it is expected that the Scheme will become effective on or around 10 September 2010.

16.	Inducement Fee Letter and matching rights

Scott Wilson and URS have entered into the Inducement Fee Letter which contains certain undertakings given by Scott Wilson in favour of URS.

Inducement fee

The Inducement Fee Letter includes an inducement fee of a sum equal to one per cent. of Scott Wilson's fully diluted issued ordinary share capital from time to time calculated on the basis of a price per ordinary share payable by URS under the terms of the Offer, which would only be payable in the following circumstances:

(a)	the board of Scott Wilson withdraws or adversely modifies or qualifies its approval or recommendation of the Offer or agrees or resolves to take any of the foregoing actions;

(b)
an Independent Competing Offer is announced pursuant to Rule 2.5 of the City Code within the offer period (as defined in the City Code and as it may be extended by an Independent Competing Offer), and that Independent Competing Offer subsequently becomes or is deemed unconditional in all respects or is otherwise completed during that offer period; and

(c)	if the Offer is proceeding by way of the Scheme and the Scheme is not implemented or does not become effective wholly or partly as a result of:

(i)
the Scheme not becoming effective in accordance with its terms within eight weeks after the date on which the resolutions required for the implementation of the Offer by way of a Scheme under Part 26 of the 2006 Act and, if applicable, section 641 of the 2006 Act are passed with the requisite majorities by the Scott Wilson Shareholders, by reason of (A) the withdrawal of the Scheme by Scott Wilson, (B) the refusal or failure of the Court to sanction the Scheme as a direct consequence of a deliberately frustrating act or omission on the part of Scott Wilson, or (C) the failure of Scott Wilson to deliver the Court Orders (if made) sanctioning the Scheme and the associated reduction of capital to the Registrar of Companies in England and Wales in accordance with the conditions of the Scheme; or

(ii)
the failure by Scott Wilson to comply in all material respects with any undertakings given by it in the Implementation Agreement expressly relating to the period within which (A) the Scheme Document must be posted or (B) the Court Meeting or General Meeting must be convened.

Non-solicitation undertakings

Scott Wilson has agreed that neither it nor any member of the Scott Wilson Group nor any of its professional advisers will at any time (save where necessary to ensure compliance with the fiduciary duties of the directors of Scott Wilson or to ensure compliance with the City Code) until the earlier of (i) the Effective Date; and (ii) the termination date of the Inducement Fee Letter:

(a)	directly or indirectly solicit or initiate discussions relating to any Independent Competing Offer; or

(b)	subject at all times to the proviso below, enter into or continue any discussions, negotiations, correspondence or arrangement relating to any Independent Competing Offer; or

(c)	provide any information to any third party in connection with a possible Independent Competing Offer (other than in accordance with obligations imposed under the terms of the City Code);

save that Scott Wilson or its professional advisers are not restricted from entering into discussions or negotiations with or providing information  to a bona fide third party who has made an unsolicited approach (in a manner that does not contravene paragraph (a) above in relation to an Independent Competing Offer).

Matching rights

In addition, Scott Wilson has agreed that:

(a)
if the directors of Scott Wilson determine that any Independent Competing Offer constitutes a Superior Proposal, it shall confirm to URS in writing (a "Superior Proposal Notice") that such Independent Competing Offer constitutes a Superior Proposal and provide the material details of such Independent Competing Offer that led the directors of Scott Wilson to determine that it constitutes a Superior Proposal (in particular the offer price and proposed timetable of the Superior Proposal); and

(b)	it and the directors of Scott Wilson shall not recommend any Independent Competing Offer unless URS:

(i)	notifies Scott Wilson that it is not prepared to revise the Offer; or

(ii)
fails to confirm to the Company by 5.00 p.m. on the day prior to the day of the board meeting convened to recommend the Superior Proposal (such board meeting to be no sooner than midday on the third day after the date of the Superior Proposal Notice) that it will revise the terms of the Offer such that it would provide equal or superior value to Scott Wilson Shareholders in comparison to such Independent Competing Offer; or

(iii)
having notified Scott Wilson of its intention to revise the terms of the Offer, fails, within 48 hours of the board meeting of Scott Wilson convened to consider whether or not to recommend the Independent Competing Offer comprised in the Superior Proposal, to announce a revised Offer pursuant to Rule 2.5 of the City Code.

Termination

The Inducement Fee Letter (without prejudice to URS's rights in relation to the payment of an inducement fee) terminates in certain circumstances including if:

(a)	the Scheme lapses or terminates; or

(b)	URS fails to:

(i)	make the necessary confirmations in respect of its matching rights; or

(ii)	announce a revised Offer,

in each case within the timescales required in order to benefit from its matching rights under the Inducement Fee Letter.

17.	Implementation Agreement

Scott Wilson, URS and Universe Bidco have entered into the Implementation Agreement which provides, amongst other things, for the implementation of the Scheme and related matters in accordance with an agreed indicative timetable.  It contains certain assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis and undertakings regarding the conduct of the Scott Wilson Group prior to the Effective Date.

The Implementation Agreement may terminate in certain circumstances, including:

(a)	if agreed in writing between URS and Scott Wilson at any time;

(b)	if the Scheme lapses or terminates, unless Universe Bidco and URS elect prior to such time, or elect within five Business Days following such time, to implement the Offer by way of a Takeover Offer;

(c)	if Universe Bidco and URS elect to implement the Offer by way of a Takeover Offer, the Takeover Offer is withdrawn by Universe Bidco and URS (with the consent of the Panel if required) or lapses;

(d)
upon service of a notice by Universe Bidco and URS on Scott Wilson if, at any time prior to satisfaction of the Conditions, a person not acting in concert with Universe Bidco and URS unconditionally acquires more than 50 per cent. of Scott Wilson's then issued ordinary share capital;

(e)
upon service of a written notice by Universe Bidco and URS on Scott Wilson if the recommendation of the Scott Wilson directors contained in this Announcement is withdrawn, qualified or modified adversely at any time prior to the Scheme Hearing;

(f)
upon service of a written notice by Scott Wilson on URS if, to comply with their fiduciary and/or statutory duties (having taken external legal advice prior to the service of such notice), the recommendation of the Scott Wilson directors contained in this Announcement is withdrawn, qualified or modified adversely at any time prior to the Scheme Hearing; or

(g)	if the acquisition of Scott Wilson by URS has not occurred by the date falling four months after the date of this Announcement.

18.	Disclosure of interests in Scott Wilson

Except for the irrevocable undertakings referred to in paragraph 12 above, as at 27 June (the latest practicable date prior to the date of this Announcement), neither URS, nor any of the directors of URS or any member of the URS Group, nor, so far as the directors of URS are aware, any person acting in concert with URS for the purposes of the Offer has any interest in, right to subscribe for, or has borrowed or lent any Scott Wilson Shares or securities convertible or exchangeable into Scott Wilson Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the prices of securities) or right to subscribe for or purchase the same or hold any options (including traded options) in respect of or has any right to acquire any Scott Wilson Shares or derivatives that have reference to Scott Wilson Shares ("Scott Wilson Securities"), nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery in relation to Scott Wilson Securities.

For these purposes, "arrangement" includes any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to Scott Wilson Securities which may be an inducement to deal or refrain from dealing in such securities.  In the interests of secrecy prior to this Announcement, URS has not made any enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with them for the purposes of the Scheme.  Enquiries of such parties will be made as soon as practicable following the date of this Announcement and any material disclosure in respect of such parties will be included in the Scheme Document.

19.	De-listing, cancellation of trading and re-registration

It is intended that dealings in Scott Wilson Shares will be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date.  It is intended that URS will procure that Scott Wilson applies to the London Stock Exchange to cancel the admission to trading of the Scott Wilson Shares on the London Stock Exchange's main market for listed securities and to the UK Listing Authority to cancel the listing of the Scott Wilson Shares on the Official List of the Financial Services Authority, subject to applicable rules and requirements of the London Stock Exchange, such cancellations to take effect on or shortly after the Effective Date.  On the Effective Date, Scott Wilson will become a wholly-owned subsidiary of URS and share certificates in respect of Scott Wilson Shares will cease to be valid and should be destroyed.  In addition, on the Effective Date, entitlements to Scott Wilson Shares held within the CREST system will be cancelled.  It is also intended that Scott Wilson will, as soon as possible after the Effective Date, be re-registered as a private limited company as part of the Scheme.

20.	Overseas shareholders

The availability of the Offer or the distribution of this Announcement to Scott Wilson Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction.  Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.  Scott Wilson Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities.  Scott Wilson Shareholders are advised to read carefully the Scheme Document and related forms of proxy once these have been dispatched.

21.	Scott Wilson issued share capital

In accordance with Rule 2.10 of the Code, Scott Wilson confirms that it has 73,595,034 Scott Wilson Shares in issue.  The International Securities Identification Number for Scott Wilson Shares is GB00B0WM2V87.

22.	General

The Offer will comply with, and the Scheme will be subject to, the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange and the City Code.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales and the Conditions and further terms set out in Appendix I to this Announcement and to the full terms and Conditions to be set out in the Scheme Document.

Appendix II to this Announcement contains the bases and sources of certain information contained in this Announcement.  Appendix III to this Announcement provides details of the irrevocable undertakings received by URS.  Appendix IV to this Announcement contains definitions of certain terms used in this Announcement.

In accordance with Rule 19.11 of the City Code, a copy of this Announcement will be published on the following websites:  www.urscorp.com and www.scottwilson.com.

Enquiries:

URS

Tom Hicks                                                                                     +44 (0) 20 7638 9571

DC Advisory Partners (lead financial adviser to URS)

Andrew Cunningham                                                                  +44 (0) 20 7856 0903
Sam Barnett                                                                                   +44 (0) 20 7856 0921

Citi (financial adviser to URS)

Wes Walraven                                                                              +1 (213) 833 2347
Dimitrios Georgiou                                                                       +44 (0) 20 7986 7535

Citigate (public relations adviser to URS)

Toby Mountford                                                                          +44 (0) 20 7638 9571
Patrick Donovan                                                                           +44 (0) 20 7638 9571
Grant Ringshaw                                                                            +44 (0) 20 7638 9571

Scott Wilson

Geoff French                                                                                 +44 (0) 1256 310 200
Hugh Blackwood                                                                         +44 (0) 1256 310 200

Greenhill (financial adviser to Scott Wilson)

David Wyles                                                                                 +44 (0) 20 7198 7400
Ben Loomes                                                                                  +44 (0) 20 7198 7400

Brewin Dolphin (financial adviser and corporate broker to Scott Wilson)

Sandy Fraser                                                                                 +44 (0) 20 7248 4400
Richard Jones                                                                               +44 (0) 20 7248 4400

Financial Dynamics (public relations adviser to Scott Wilson)

Charles Armitstead                                                                      +44 (0) 20 7831 3113

Further Information

This Announcement is not intended to, and does not, constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law.  Any vote in respect of the Scheme or other response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made.  Scott Wilson will prepare the Scheme Document to be distributed to Scott Wilson Shareholders.  Scott Wilson and URS urge Scott Wilson Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer.  Scott Wilson Shareholders may obtain a free copy of the Scheme Document, when it becomes available, from Scott Wilson's registered office or Greenhill or Brewin Dolphin.

Whether or not certain Scott Wilson Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes Effective those Scott Wilson Shares will be cancelled pursuant to the Scheme in return for the payment of 210 pence in cash per Scott Wilson Share.

DC Advisory Partners, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for URS and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of DC Advisory Partners or for providing advice in connection with the Offer nor any matter referred to herein.

Citi, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as a financial adviser to URS and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than URS for providing the protections afforded to clients of Citi nor for providing advice in connection with the Offer or any matter referred to herein.

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Scott Wilson and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Greenhill or for providing advice in connection with the Offer or any matter referred to herein.

Brewin Dolphin, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Scott Wilson and no one else in connection with the Offer and this Announcement and will not be responsible to anyone other than Scott Wilson for providing the protections afforded to clients of Brewin Dolphin or for providing advice in connection with the Offer or any matter referred to herein.

Overseas Jurisdictions

The availability of the Offer to Scott Wilson Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.  Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this Announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements.  Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction.  To the fullest extent permitted by applicable law, the companies involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.  This Announcement has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

Warning

The contents of this Announcement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about any of the contents of this Announcement, you should obtain independent professional advice.

The Offer will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.  Accordingly, copies of this Announcement and formal documentation relating to the Offer will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Notice to US investors

US holders should note that the Offer relates to the shares of a UK company, is subject to UK disclosure requirements (which are different from those of the United States) and is proposed to be made by means of a scheme of arrangement provided for under English law.  A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Exchange Act.  Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements of the United States tender offer rules.  Financial information included in this Announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  If URS exercises its right to implement the Offer by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable United States laws and regulations.

The receipt of cash pursuant to the Offer by a US holder as consideration for the cancellation of his Scott Wilson Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws.  Each Scott Wilson Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Offer applicable to him.

These written materials are not an offer of securities for sale in the United States.  Securities may not be offered or sold in the United States absent registration under the Securities Act or an exemption therefrom.  Universe Bidco has not registered and does not intend to register any of the Loan Notes under the Securities Act.  The Loan Notes will not be offered or sold to the public in the United States and Restricted Overseas Persons will not be able to elect for the Loan Note Alternative.

It may be difficult for US holders to enforce their rights and claims arising out of United States federal securities laws, since Universe Bidco is located outside the United States, and some or all of its officers and directors may be residents of countries other than the United States.  US holders may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws.  Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court's judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Universe Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Scott Wilson Shares outside of the United States, other than pursuant to the Offer, until the date on which the Offer and/or Scheme becomes effective, lapses or is otherwise withdrawn.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Forward-Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Offer, and other information published by URS and Scott Wilson contain statements that are or may be deemed to be "forward-looking statements", including for the purposes of the US Private Securities Litigation Reform Act of 1995.  These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of URS and Scott Wilson about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements.  The forward-looking statements contained herein include statements about the expected effects of the Offer on Scott Wilson, URS, the expected timing and scope of the Offer, synergies, other strategic options and all other statements in this Announcement other than historical facts.  Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as "targets", "plans", "aims", "intends", "expects", "anticipates", "believes", "estimates", "will", "may", "budget", "forecasts" and "should" and words of similar import.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of URS or Scott Wilson.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the satisfaction of the Conditions to the Offer, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers' strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes.  Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.  Investors should not place undue reliance on any forward-looking statements and neither URS nor Scott Wilson, nor any of their respective advisers, associates, directors or officers undertakes any obligation to update publicly, express by disclaimer or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this Announcement will actually occur.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the Announcement in which any paper offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the Announcement in which any paper offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE SCHEME AND THE ACQUISITION

A.             Conditions of the Offer

1.
The Offer will, if it is implemented by way of the Scheme, be conditional upon the Scheme becoming unconditional and becoming effective, subject to the City Code, by not later than 29 October 2010 or such later date (if any) as URS, Universe Bidco and Scott Wilson may, with the consent of the Panel, agree and (if required) the Court may approve.

2.	The Scheme will be conditional upon:

(a)
the approval of the Scheme by a majority in number representing three-quarters or more in value of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof);

(b)
the Special Resolution in connection with and required to implement the Scheme, (including appropriate amendments to the articles of association of Scott Wilson), set out in the notice of the General Meeting, being duly passed by Scott Wilson Shareholders representing not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof); and

(c)
the sanction of the Scheme and the confirmation of the Capital Reduction by the Court (in each case with or without modification, on terms agreed by URS and Scott Wilson) and office copies of the Court Orders and the Statement of Capital being delivered to the Registrar of Companies.

3.
In addition, Scott Wilson and URS have agreed that, subject as stated in Part B below, the Scheme will be conditional upon the following matters and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended, if appropriate) have been satisfied (where capable of satisfaction) or waived immediately prior to the Scheme Hearing:

(a)
all other notifications and filings which are necessary in the context of the Offer having been made, all necessary waiting periods (including any extensions of such waiting periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case (A) which are necessary for the Scheme or the Offer, or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Scott Wilson or any other member of the Wider Scott Wilson Group by any member of the Wider URS Group or the carrying on by any member of the Wider Scott Wilson Group of its business in the ordinary course as at the date hereof; and (B) where the direct consequence of a failure to make such notification or failing to wait for the expiry, lapse or termination or any such waiting period or comply with any such obligation would be of material significance in the context of the Offer;

(b)
all Authorisations in any jurisdiction which are necessary for, or in respect of or required for the implementation of, the Scheme or the Offer, or any acquisition of or any proposed acquisition of any shares in, or control or management of, Scott Wilson or any other member of the Wider Scott Wilson Group by URS or any member of the Wider URS Group having been obtained in terms and in a form satisfactory to URS acting reasonably from any Third Parties or from any relevant persons or bodies with whom any member of the Wider Scott Wilson Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect and no such Third Party or relevant person or body having given notice of its intention to revoke, suspend, restrict, modify (in each case, to an extent which is material) or not to renew the same in connection with the Scheme or Offer in each case where the direct consequence of a failure to obtain any such Authorisation or for it to remain in full force and effect as such time of for any such notice to be given would be of material significance in the context of the Offer;

(c)
all Authorisations which URS reasonably considers necessary to carry on the business of any member of the Wider Scott Wilson Group which is considered to be material in the context of the Wider Scott Wilson Group remaining in full force and effect and there being no intimation of any intention to revoke, suspend, restrict, modify (in each case, to an extent which is material) or not to renew the same;

(d)	no Third Party having intervened and there not continuing to be outstanding any statute, regulation, order or decision that would or might be expected, to:

(i)	make the Scheme or the Offer or, in each case, its implementation illegal, prohibited, void or unenforceable under the laws of any jurisdiction; or

(ii)
make the proposed acquisition of any shares in, or control or management of, the Wider Scott Wilson Group by URS or any member of the Wider URS Group illegal, void or unenforceable in any jurisdiction; or

(iii)
otherwise directly or indirectly prevent, prohibit or otherwise restrict, restrain, delay or interfere in the implementation of or impose additional conditions or obligations with respect to or otherwise impede, challenge, interfere with or require amendment to the Scheme or the Offer or any acquisition or proposed acquisition of Scott Wilson Shares or the acquisition of control or management of Scott Wilson or the Wider Scott Wilson Group by URS or any member of the Wider URS Group in each case to an extent which is material in the context of the Offer; or

(iv)
require, prevent or materially delay the divestiture or alter the terms for any proposed divestiture by any member of the Wider URS Group of any Scott Wilson Shares or other securities in Scott Wilson of all or any part of their respective businesses, assets or property, or impose any material limitation on the ability of any member of the Wider URS Group or the Wider Scott Wilson Group to conduct any of their respective businesses or own or dispose of any of their respective assets or property or any material part thereof, which in any such case, is of material significance in the context of the Offer; or

(v)
limit or delay, or impose any material limitation on the ability of any member of the Wider URS Group or any member of the Wider Scott Wilson Group to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities or the equivalent in any member of the Wider Scott Wilson Group or to exercise management control over any member of the Wider Scott Wilson Group or any member of the Wider URS Group which in any such case, is of material significance in the context of the Offer; or

(vi)
except pursuant to sections 974 to 991 of the 2006 Act, require any member of the Wider URS Group or of the Wider Scott Wilson Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Scott Wilson Group or any member of the Wider URS Group owned by any third party or to sell or offer to sell any shares or other securities (or their equivalent) or any interest in any of the assets owned by any member of the Wider URS Group or the Wider Scott Wilson Group; or

(vii)
impose any limitation on the ability of any member of the Wider URS Group or the Wider Scott Wilson Group to conduct or integrate or coordinate its business, or any material part of it, with the businesses or any part of the businesses of any other member of the Wider URS Group or of the Wider Scott Wilson Group, in each case to the extent that it is material in the context of the URS Group or the Scott Wilson Group taken as a whole; or

(viii)
result in any member of the Wider URS Group or the Wider Scott Wilson Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it as present uses in each case on the same basis and terms as at present apply, in each case to an extent which is material to URS in the context of the Offer, or, as the case may be, to the Wider Scott Wilson Group taken as a whole; or

(ix)
otherwise adversely affect any or all of the businesses, assets, profits, financial or trading position or prospects of any member of the Wider URS Group or the Wider Scott Wilson Group, in each case to the extent that it is material in the context of the URS Group or the Scott Wilson Group taken as a whole, and all waiting periods during which any Third Party could announce or notify any decision to take, institute, or implement any such action, proceedings, suit, investigation, reference or enquiry, or otherwise intervene under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated where the direct consequence of a failure to wait for the expiry, lapse or termination of any such waiting period would be of material significance in the context of the Offer;

(e)
since the Accounting Date and except as Disclosed, there being no provision of any agreement, arrangement, licence, permit, franchise or other instrument to which any member of the Wider Scott Wilson Group is a party, or by or to which any such member, or any part of its assets, may be bound, or subject, or any circumstance which would or might, in each case as a consequence of the Scheme or the Offer or of the acquisition or proposed acquisition of all or any part of the issued share capital or other securities in, or control or management of, Scott Wilson or any other member of the Wider Scott Wilson Group by any member of the Wider URS Group or otherwise would or might reasonably be expected to result, in each such case to an extent which is material in the context of the Wider Scott Wilson Group taken as a whole, in:

(i)
any assets or interests of any member of the Wider Scott Wilson Group being or falling to be disposed of or charged in any way or ceasing to be available to any member of the Wider Scott Wilson Group or any right arising under which any such asset or interest could be required to be disposed of or charged in any way or could cease to be available to any member of the Wider Scott Wilson Group otherwise than in the ordinary course of business; or

(ii)
any moneys borrowed by or other indebtedness (actual or contingent) of, or any grant available to, any member of the Wider Scott Wilson Group being or becoming repayable or capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or the ability of such member of the Wider Scott Wilson Group to borrow monies or incur any borrowing or indebtedness becoming or being capable of becoming withdrawn, inhibited or prohibited; or

(iii)
any such agreement, arrangement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Scott Wilson Group thereunder being, or being capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder; or

(iv)
the rights, liabilities, obligations, interests or business of any member of the Wider Scott Wilson Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or affected; or

(v)	the financial or trading position or prospects or value of any member of the Wider Scott Wilson Group being prejudiced or adversely affected; or

(vi)
the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Scott Wilson Group or any such security (whenever created, arising or having arisen) becoming enforceable or being enforced; or

(vii)	any member of the Wider Scott Wilson Group ceasing to be able to carry on business under any name under which or on the terms on which it currently does so; or

(viii)	the creation of actual or contingent liabilities by any member of the Wider Scott Wilson Group; or

(ix)
the ability of any member of the Wider URS Group to carry on any business or activity being adversely affected in any material respect, and no event having occurred which, under any provision of any such agreement, arrangement, licence, permit, franchise or other instrument could result in any of the events or circumstances as are referred to paragraphs (i) to (ix) (inclusive) of this Condition 3(e);

(f)	since the Accounting Date, and except as Disclosed no member of the Scott Wilson Group having:

(i)
issued or agreed to issue or authorised or proposed the issue or grant of additional shares of any class or securities convertible into or exchangeable for, rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any shares out of treasury, other than (i) as between Scott Wilson and wholly-owned subsidiaries of Scott Wilson and (ii) any shares issued upon the exercise of options granted under the Scott Wilson Employee Share Schemes); or

(ii)
redeemed, purchased, repaid or reduced or proposed the redemption, purchase, repayment or reduction of any part of its share capital or made or proposed the making of any other change to its share capital (other than pursuant to the implementation of the Scheme or the Offer); or

(iii)	(other than as a transaction between Scott Wilson or a wholly-owned subsidiary of Scott Wilson or between such wholly-owned subsidiaries) made or authorised any change in its loan capital; or

(iv)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus issue or other distribution whether payable in cash or otherwise; or

(v)
(other than as a transaction between Scott Wilson or a wholly-owned subsidiary of Scott Wilson or between such wholly-owned subsidiaries) merged with or demerged from, or acquired, any body corporate, partnership or business or authorised or proposed or announced any intention to propose the same; or

(vi)
(other than as a transaction between Scott Wilson or a wholly-owned subsidiary of Scott Wilson or between such wholly-owned subsidiaries or an acquisition or disposal in the ordinary course of business) acquired or disposed of, transferred, mortgaged or charged, or created or granted any security interest over, any assets (including shares and trade investments) or authorised or proposed or announced any intention to propose any acquisition, disposal, transfer, mortgage, charge or creation or grant of any mortgage, charge or other security interest (which in any case is material in the context of the Scott Wilson Group taken as a whole); or

(vii)
issued or authorised or proposed the issue of, or made any changes to, any debentures or incurred or, save in the ordinary course of business, increased any borrowings, indebtedness or liability (actual or contingent) of any aggregate amount which is material in the context of the Scott Wilson Group taken as a whole; or

(viii)
entered into or varied, or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary, any transaction, arrangement, contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or could involve an obligation of such nature or magnitude or which is or could be restrictive to the existing business of any member of the Wider Scott Wilson Group or which is other than in the ordinary course of business and which in any case is material in the context of the Scott Wilson Group taken as a whole; or

(ix)
other than in relation to the implementation of the Scheme or Offer, entered into, implemented, effected, authorised or proposed or announced its intention to enter into, implement, effect, authorise or propose any contract, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Scott Wilson Group otherwise than in the ordinary course of business which is material in the context of the Scott Wilson Group taken as a whole; or

(x)	waived or compromised any claim which is material in the context of the Scott Wilson Group taken as a whole; or

(xi)
entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the directors or senior executives of Scott Wilson or (to the extent it is material in the context of the Scott Wilson Group taken as a whole) any of the directors or senior executives of any other member of the Scott Wilson Group; or

(xii)
other than in respect of a body corporate which was dormant and solvent at the relevant time taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction and which in any case is material in the context of the Scott Wilson Group taken as a whole; or

(xiii)
has been unable, or admitted in writing that it is unable, to pay its debts or has stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which in any case is material in the context of the Wider Scott Wilson Group taken as a whole; or

(xiv)	other than as required by the implementation of the Scheme or the Offer, made any alteration to its memorandum or articles of association, or other incorporation documents; or

(xv)	made or agreed or consented to:

(A)	any material change:

(aa)	to the terms of the pension arrangements the Scott Wilson Group operates or participates in for the benefit of its directors, employees or their dependants; or

(bb)	the benefits which accrue or to the pensions which are payable thereunder; or

(cc)	the basis on which qualification for, or accrual or entitlement to such benefits or pensions are calculated or determined; or

(dd)	the basis upon which the liabilities (including pensions) or such pension arrangements are funded or made:

in each case, which has an effect that is material in the context of the Wider Scott Wilson Group taken as a whole and excluding changes which (i) have been Disclosed; or (ii) would have the effect of decreasing the liability of any such pension schemes; or

(B)	any change to the trustees of such pension arrangements, including the appointment of a trust corporation; or

(C)
any transaction, arrangement, contract or commitment which has the effect of increasing the liabilities of the Scott Wilson Group in respect of its pension arrangements, such increase in liabilities being material in the context of the Scott Wilson Group taken as a whole; or

(xvi)
other than as required by the implementation of the Scheme or the Offer, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Scott Wilson Group which, in each case, is material in the context of the Scott Wilson Group taken as a whole; or

(xvii)
entered into any agreement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 3(f);

(g)	since the Accounting Date, and except as Disclosed:

(i)
no litigation or arbitration proceedings, prosecution, investigation or other legal proceedings having been announced, instituted, threatened or remaining outstanding by, against or in respect of, any member of the Wider Scott Wilson Group or to which any member of the Wider Scott Wilson Group is or may become a party (whether as claimant, defendant or otherwise) in any case which is material in the context of the Scott Wilson Group taken as a whole; or

(ii)
no adverse change or deterioration having occurred in the business, assets, financial or trading position or prospects, assets or profits of any member of the Wider Scott Wilson Group which is material in the context of the Scott Wilson Group taken as a whole; or

(iii)
no enquiry or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Scott Wilson Group having been threatened, announced, implemented or instituted or remaining outstanding by, against or in respect of, any member of the Wider Scott Wilson Group which in any such case is material in the context of the Scott Wilson Group taken as a whole; or

(iv)
no member of the Wider Scott Wilson Group having conducted its business in breach of any applicable laws and regulations (including, without limitation, any applicable anti-corruption and/or anti-bribery laws and conventions) in any material respect which in any case is material in the context of the Scott Wilson Group taken as a whole; or

(v)
no contingent or other liability of any member of the Wider Scott Wilson Group having arisen or become apparent or increased which is material in the context of the Scott Wilson Group taken as a whole; or

(vi)
no steps having been taken which are likely to result in the withdrawal (without replacement), cancellation or termination of any licence, permit, authorisation or consent held by any member of the Wider Scott Wilson Group which is material in the context of the Scott Wilson Group taken as a whole;

(h)	URS not having discovered except to the extent otherwise Disclosed:

(i)
that any financial or business or other information concerning the Wider Scott Wilson Group is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this Announcement by disclosure either publicly or otherwise to URS to an extent which in any case is material in the context of the Wider Scott Wilson Group taken as a whole; or

(ii)	that any member of the Wider Scott Wilson Group is subject to any liability (actual or contingent) and which in any case is material in the context of the Scott Wilson Group taken as a whole.

B.             Certain further terms of the Offer

Conditions 3(a) to 3(h) (inclusive) must each be fulfilled, determined by URS to be or to remain satisfied or (if capable of waiver) be waived by no later than the time immediately prior to the Scheme Hearing, failing which the Scheme will lapse.

Notwithstanding the paragraph above, subject to the requirements of the Panel, URS reserves the right in its sole discretion to waive all or any of Conditions 3(a) to 3(h) (inclusive), in whole or in part.

URS shall be under no obligation to waive (if capable of waiver) or to determine to be satisfied, or to treat as fulfilled, any of the Conditions 3(a) to 3(h) (inclusive) by a date earlier than that date specified above for the fulfilment thereof notwithstanding that some of the other Conditions 3(a) to 3(h) (inclusive) may at some earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

URS reserves the right to elect to implement the Offer by way of a Takeover Offer (as defined in section 974 of the 2006 Act), subject to the Panel's consent.  In such event, such Takeover Offer will be implemented on the same terms and conditions (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such percentage (being more than 50 per cent.) as URS may decide (in each case, subject to the Panel's consent)) of the shares to which such Takeover Offer relates, so far as applicable, as those which would apply to the Scheme.

If the Panel requires URS to make an offer or offers for any Scott Wilson Shares under the provisions of Rule 9 of the City Code, URS may make such alterations to the Conditions, including Condition 1, as are necessary to comply with the provisions of that Rule.

The Offer will be on the terms and will be subject to, amongst others, the conditions which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules and the provisions of the City Code.

The Offer will lapse and the Scheme will not proceed (unless the Panel otherwise consents) if (i) the Office of Fair Trading makes a reference to the Competition Commission or (ii) the Transaction is referred under Article 22 of the Regulation to the European Commission and the European Commission initiate proceedings under Article 6(1)(c) of the Regulation in each case before the date of the Court Meeting.

Save to the extent cancelled pursuant to the Scheme, the Scott Wilson Shares will be acquired by URS fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after the date of this Announcement.

The Offer and the Scheme and any forms of proxy will be governed by English law and will be subject to the jurisdiction of the English courts.  The City Code applies to the Offer.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Each of the Conditions will be regarded as a separate Condition and will not be limited by reference to any other Condition.

APPENDIX II

BASES AND SOURCES AND OTHER INFORMATION

The value attributed to the entire issued and to be issued share capital of Scott Wilson is based upon the aggregate of (i) that number of Scott Wilson Shares in issue as at close of business on 25 June 2010, being 73,595,034; and (ii) an additional 3,076,882 Scott Wilson Shares issuable on the exercise of share options (including those options relating to the Scott Wilson Long Term Incentive Plan) and certain deferred consideration shares issuable in respect of the acquisition of Roscoe Postle Associates, Inc. as at 25 June 2010.

The financial information relating to Scott Wilson has been extracted or provided (without material adjustment) from the audited preliminary statement of results of Scott Wilson for the 52 weeks ended 2 May 2010.

The financial information relating to URS has been extracted or provided (without material adjustment) from the audited consolidated financial statements of URS for the year ended 1 January 2010.

All prices for Scott Wilson Shares have been derived from the Daily Official List and represent the Closing Price on the relevant date (sourced from FactSet).

APPENDIX III

DETAILS OF IRREVOCABLE UNDERTAKINGS

The following directors of Scott Wilson have given irrevocable undertakings (i) to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and (ii) if the Offer is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by URS:

Name	Number of Scott Wilson Shares1	Per cent. of Scott Wilson's Issued Share Capital
Geoffrey French	736,923	1.00 per cent.
Hugh Blackwood	696,358	0.95 per cent.
Sean Cummins	10,000	0.01 per cent.
Christopher Kemball	36,000	0.05 per cent.
James Newman	20,000	0.03 per cent.
Total	1,499,281	2.04 per cent.

1  This number includes the number of Scott Wilson Shares held by family members of the relevant director to which the irrevocable undertaking also relates.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this Announcement unless the context requires otherwise.

"2006 Act"	the Companies Act 2006 (as amended or replaced)
"Accounting Date"	2 May 2010
"Announcement"	this announcement
"Authorisations"	approvals, authorisations, orders, grants, determinations, recognitions, confirmations, consents, licences, clearances, waivers, certificates and permissions
"Brewin Dolphin"	Brewin Dolphin Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority
"Business Day"	a day, not being a public holiday, Saturday or Sunday, on which clearing banks in London are open for normal business
"Capital Reduction"	the proposed reduction of the share capital of Scott Wilson in connection with the Scheme under Chapter 10 of Part 17 of the 2006 Act
"Citi"	Citigroup Global Markets Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority
"City Code" or "Code"	the City Code on Takeovers and Mergers
"Closing Price"	the closing middle market price of a Scott Wilson Share as derived from the Daily Official List
"Conditions"	the conditions to and terms of the Offer, as set out in Appendix I of this Announcement and to be set out in the Scheme Document
"Court"	the High Court of Justice in England and Wales
"Court Meeting"
the meeting or meetings of Scott Wilson Shareholders to be convened by order of the Court pursuant to Part 26 of the 2006 Act to approve the Scheme (with or without amendment) including any adjournment or postponement of any such meeting

"Court Orders"	the Scheme Court Order and the Reduction Court Order
"Daily Official List"	the daily official list of the London Stock Exchange
"DC Advisory Partners"	DC Advisory Partners Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority
"Disclosed"
(i) disclosed in Scott Wilson's annual report and accounts for the 52 weeks ended 3 May 2009;
(ii) publicly announced by Scott Wilson prior to the date of the Announcement (by delivery of an announcement to a Regulatory Information Service); or
(iii) as otherwise fairly disclosed prior to the date of this Announcement to URS by or on behalf of Scott Wilson in the course of negotiations

"Effective"	(i) if the Offer is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or
(ii) if the Offer is implemented by way of a Takeover Offer, such offer having been declared or become unconditional in all respects in accordance with the requirements of the City Code
"Effective Date"	the date on which the Scheme becomes Effective in accordance with its terms
"Enlarged Group"	the URS Group following the Effective Date
"FSMA"	Financial Services and Markets Act 2000, as amended
"General Meeting"
the general meeting of Scott Wilson (and any adjournment thereof) to be convened in connection with the Scheme and the Capital Reduction expected to be held as soon as the Court Meeting shall have been concluded or adjourned  notice of which is set out in the Scheme Document

"Greenhill"	Greenhill & Co. International LLP, which is authorised and regulated in the United Kingdom by the Financial Services Authority
"holder"	a registered shareholder, and includes anyone entitled by transmission
"Implementation Agreement"
the agreement containing certain obligations and commitments in relation to the implementation of the Offer entered into by Universe Bidco, URS and Scott Wilson on 28 June 2010 as more particularly described in paragraph 17 of the Announcement

"Independent Competing Offer"
an offer, tender offer, scheme of arrangement, recapitalisation, merger or business combination or other transaction (whether or not subject to any preconditions) which is to be made or entered into by a party which is not an associate (as defined in the Code) of URS and the purpose of which is to acquire a majority of the ordinary shares of Scott Wilson or all or a significant part of the undertaking, assets and/or business of Scott Wilson

"Inducement Fee Letter"	the agreement containing certain undertakings from Scott Wilson to URS entered into on 15 June 2010, as more particularly described in paragraph 16 of the Announcement
"Listing Rules"	the listing rules of the UK Listing Authority (as amended from time to time) made pursuant to Part 5 of FSMA
"London Stock Exchange"	London Stock Exchange plc
"Loan Note Alternative"
the alternative available under the Scheme whereby Scheme Shareholders (other than Restricted Overseas Persons) may elect, subject to certain limitations and conditions as shall be set out in the Scheme Document, to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled pursuant to the Scheme

"Loan Notes"	the loan notes to be issued by Universe Bidco pursuant to the Loan Note Alternative
"Meetings"	the Court Meeting and the General Meeting
"Offer"
the proposed acquisition of the entire issued and to be issued share capital of Scott Wilson (other than Scott Wilson Shares already held by URS, if any) to be implemented by way of (i) the Scheme or (ii) a Takeover Offer as the case may be

"Panel"	the Panel on Takeovers and Mergers
"Reduction Court Order"	the order of the Court confirming the Capital Reduction
"Reduction Hearing"	the hearing at which Court confirmation of the Capital Reduction will be sought
"Registrar of Companies"	the Registrar of Companies for England and Wales
"Regulatory Information Service"	one of the regulatory information services authorised by the UK Listing Authority to receive, process and disseminate regulatory information from listed companies
"Restricted Overseas Persons"	means: (i) a U.S. person as defined in Regulation S under the Securities Act;

(ii) person (including an individual partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in or resident in, or any person URS reasonably believes to be in or resident in Australia, Canada, Japan (or any custodian, nominee or trustee for such person); and

(iii) any person who is deemed not to have made a valid election for the Loan Note Alternative in accordance with the terms set out in the Scheme Document
"Scheme" or "Scheme of Arrangement"
the scheme of arrangement proposed to be made under Part 26 of the 2006 Act between Scott Wilson and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Scott Wilson and URS

"Scheme Court Order"	the order of the Court sanctioning the Scheme under Section 899 of the 2006 Act
"Scheme Document"	the document containing and setting out, amongst other things, the full terms and conditions of the Scheme and containing the notices convening the Meetings
"Scheme Hearing"	the hearing at which the Court's sanction of the Scheme will be sought
"Scheme Record Time"	6.00 p.m. on the Business Day immediately before the Reduction Hearing
"Scheme Shareholders"	the registered holders of Scheme Shares
"Scheme Shares"
all Scott Wilson Shares which are:
(i) in issue at the date of the Scheme Document;
(ii) (if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and
(iii) (if any) issued on or after the Voting Record Time and on or before the Scheme Record Time in respect of which the original or any subsequent holders thereof shall be bound by the Scheme and/or in respect of which the holders thereof are, or shall have agreed in writing to be bound by the Scheme, in each case, other than any Scott Wilson Shares registered in the name of or beneficially held by Universe Bidco or any member of the URS Group and, in each case, excluding any Scott Wilson Shares held in treasury

"Scott Wilson"	Scott Wilson Group plc
"Scott Wilson Employee Share Schemes"
each of the following share schemes operated by Scott Wilson being the Scott Wilson Approved Share Option Scheme, the Scott Wilson Unapproved Share Option Scheme, the Scott Wilson SAYE Share Option Scheme and the Scott Wilson Long Term Incentive Plan

"Scott Wilson Group"	Scott Wilson and its subsidiary undertakings
"Scott Wilson Shareholders"	registered holders of Scott Wilson Shares from time to time
"Scott Wilson Shares"	ordinary shares of 10 pence each in the capital of Scott Wilson
"Securities Act"	United States Securities Act of 1933, as amended, and rules and regulations promulgated thereunder
"Special Resolution"	the special resolution to be proposed at the General Meeting in connection with the Offer
"Statement of Capital"	the statement of capital (approved by the Court) showing with respect to Scott Wilson's share capital, as altered by the Reduction Court Order, the information required by section 649 of the 2006 Act
"subsidiary"	has the meaning ascribed to it in Section 1159 of the 2006 Act
"subsidiary undertaking"	has the meaning ascribed to it in Section 1162 of the 2006 Act
"Substantial Interest"	a direct or indirect interest of 20 per cent. or more of the equity share capital (as defined in the 2006 Act) in a company or undertaking or equivalent
"Superior Proposal"
a proposal or approach from a third party in relation to bona fide Independent Competing Offer which the Scott Wilson directors consider, acting reasonably and in good faith and after consultation with their legal and financial advisers, is able to be announced pursuant to its terms taking into account all financial, regulatory and other aspects of the proposal (including the ability of the proposing party to consummate the transactions contemplated by such proposal) and which, if consummated, would be superior to the terms of the Offer from the point of view of Scott Wilson Shareholders and which the Scott Wilson directors are, therefore, minded to recommend

"Takeover Offer"
means the acquisition of the entire issued and to be issued share capital of Scott Wilson by URS (or its wholly-owned subsidiary undertaking) by means of a takeover offer made pursuant to the City Code

"Third Party"
any central bank, ministry, government, government department, governmental, quasi-governmental (including the European Union), supranational, statutory regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body or other authority, trade agency, association, institution or professional or environmental body in any relevant jurisdiction, including for the avoidance of doubt, the Panel

"UK Listing Authority"	the Financial Services Authority acting in its capacity as the competent authority for listing under the Financial Services and Markets Act 2000
"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"URS"	URS Corporation and/or, if the context so requires Universe Bidco, its wholly owned subsidiary undertaking which will make the Offer;
"Universe Bidco"	Universe Bidco Limited
"URS Group"	URS and its subsidiary undertakings
"US Exchange Act"	the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder
"US" or "United States"	the United States of America, its territories and possessions, any State of the United States of America and the District of Colombia
"Voting Record Time"	the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined
"Wider Scott Wilson Group"
Scott Wilson and the subsidiaries and subsidiary undertakings of Scott Wilson and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which Scott Wilson and such undertakings (aggregating their interests) have a Substantial Interest

"Wider URS Group"
URS and the subsidiaries and subsidiary undertakings of URS and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which URS and such undertakings (aggregating their interests) have a Substantial Interest

References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this Announcement.  All references to time in this Announcement are to London time unless otherwise stated.